2595 Dallas Parkway, Suite 310
Dallas, TX 75034
Joseph W. Dziedzic President & Chief Executive Officer +1 214.618.4945 Joseph.dziedzic@integer.net

February 18, 2018

Jeremy Friedman

Dear Jeremy:

Reference is made to the offer letter, dated October 7, 2016, confirming your appointment to the position of Chief Operating Officer of Integer Holdings Corporation (“Integer”), referred to in this letter as the COO Letter.

We have had discussions regarding certain modifications to your responsibilities as Chief Operating Officer. This letter sets forth our mutual agreements regarding modifications to those responsibilities and to the retirement eligibility vesting date for certain of the equity awards and your eligibility for Severance Pay set out in the COO Letter.

Effective as of the date of this letter, the CRM/Neuro, Cardio & Vascular and Electrochem product categories shall report directly to Integer’s President & Chief Executive Officer. The Advanced Surgical & Orthopedics product category, the Power Solutions product line, the Supply Chain organization, and the Environmental, Health, Safety & Security organization will continue to report to you. You agree that these and any other subsequent modifications to your duties and responsibilities as Chief Operating Officer as directed by me shall not constitute “Good Reason” as that term is defined in the COO Letter.

In consideration of your agreement not to assert that the foregoing modifications in your duties and responsibilities constitute Good Reason, Integer agrees that:

1.
The long-term incentive award consisting of time based restricted stock units, with a grant date value of $2,100,000, that was granted to you on January 2, 2017 pursuant to the COO Letter, which are currently eligible for accelerated retirement vesting treatment under the terms of our 2016 Stock Incentive Plan on March 31, 2019, will instead become eligible for accelerated retirement vesting treatment under the terms of our 2016 Stock Incentive Plan on December 28, 2018.

2.
Upon your retirement on or after December 28, 2018, you will be eligible for the Severance Pay set out in the COO Letter as if a termination of your employment without Cause had occurred on the date of your retirement. In the event your retirement or a termination of your employment without Cause occurs after December 28, 2018, the Severance Pay you will be entitled to receive shall be equal to the Severance Pay amount you would have been entitled to receive had your employment been terminated without Cause on December 28, 2018. For the avoidance of doubt, the annual bonus that will be taken into account for purposes of determining the amount of such Severance Pay shall be your short-term incentive award for fiscal year 2017, it being understood that the short-term incentive award component of your Severance Pay shall consist of cash in the amount of $670,560 (regardless of the form of payment of the 2017 short-term incentive), which equals one and one-half times 101.6% of your 2017 STI award at target.

Jeremy Friedman
February 18, 2018

3.
You will be eligible for a short-term incentive award for fiscal year 2018. The short-term incentive award will be paid to you in 2019 at the same time that short-term incentive awards for fiscal year 2018 are paid to other Integer executives whether or not you are in Integer’s employ on the payment date. If your employment terminates prior to December 28, 2018 for any reason other than pursuant to a termination for Cause, your short-term incentive award for fiscal year 2018 will be pro-rated.

All other rights to accelerated vesting of your restricted stock units and rights to payment of Severance Pay upon a termination of your employment without Cause or for Good Reason, as provided under the COO Letter, and all of the other terms and provisions of the COO Letter, shall remain in full force and effect; provided that, in the event of a conflict or inconsistency between the terms and provisions of this letter and the terms and provisions of the COO Letter, the terms and provisions of this letter shall govern and control.

Integer will reimburse you for the attorney’s fees incurred by you in connection with this letter, up to a maximum amount of $10,000. Payment will be made as soon as reasonably practicable after receipt of your submission of documentation of the total amount of attorney’s fees incurred, but in no event later than March 15, 2018.

It is intended that all payments and benefits under this letter shall either be exempt from or comply with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (Section 409A) and that this letter shall be interpreted, to the maximum extent possible, such that there shall be no adverse tax consequences under Section 409A with respect to any such payments and benefits. Any terms of this letter that are undefined or ambiguous shall be interpreted in a manner that makes the payment or benefit in question exempt from, or compliant with, Section 409A. Integer and you agree to take such actions as may be permissible to correct any Section 409A failures under this letter and to comply in operation with the requirements of Section 409A.

This letter expresses the entire understanding and agreement of you and Integer with respect to the subject matter hereof and supersedes all negotiations and prior agreements between you and Integer with respect to such subject matter. This letter may not be amended or modified otherwise than by a written agreement executed by you and Integer and your and Integer’s respective successors and legal representatives.

Jeremy, I trust that this letter accurately reflects our understanding regarding the terms and conditions of your continued employment. Please confirm that it does by signing and returning a copy of this letter.

Sincerely,

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer

Integer.net

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Jeremy Friedman
February 18, 2018

Acknowledged and agreed:

/s/ Jeremy Friedman                            February 18, 2018
Jeremy Friedman                            Date

Integer.net

3